NEWS
For immediate Release

GLOBALSTAR ANNOUNCES FULL YEAR RESULTS FOR 2010

Key Annual Highlights;
•	Globalstar began deployment of its new second-generation constellation by launching six new satellites in October
•	SPOT consumer product revenue increased by 47 percent and Simplex data commercial revenue increased by 129 percent, driving total revenue to approximately $68 million
•	Globalstar further established its innovative retail consumer market leadership position by introducing new and enhanced SPOT consumer products and services
•	Globalstar reduced cost of services and marketing, general and administrative expenses with cost saving initiatives and relocation of its corporate office to Louisiana

Covington, LA. --  (March 31, 2011) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three-month and twelve-month periods ended December 31, 2010.

Major Company Highlights;

•
On October 19, 2010 Globalstar successfully launched the first six new second-generation satellites from the Baikonur Cosmodrome in Kazakhstan using the Soyuz launch vehicle.  The launch initiates deployment of the Company’s second-generation constellation. A total of 24 new second-generation satellites will be launched and integrated with the eight first-generation satellites that were launched in 2007 to form a 32-satellite constellation.

•
The launch of the second-generation constellation paves the way for the Company’s return to offering high quality, high revenue generating mobile satellite voice and duplex data services.  The six new satellites will provide service availability and reliability improvements benefiting those customers who use the Company’s voice and duplex data services.  With each subsequent launch, these customers can expect a progressive improvement in reliability and performance.

•
Due to the continued success of Globalstar’s SPOT Satellite GPS Messenger™, revenues generated by SPOT and related consumer products and services for the year ended December 31, 2010 were $23.7 million compared with $16.1 million for 2009, an increase of over 47 percent.  Revenues generated by Globalstar’s Simplex data commercial products and services for the year ended December 31, 2010 were $10.2 million compared with $4.4 million for 2009, an increase of more than 129 percent.

•
Globalstar reduced its general and administrative expenses to $41.8 million for the year ended December 31, 2010 compared with $49.2 million for 2009.  This decrease of over 15 percent was due primarily to initiation of a number of cost saving initiatives within the Company including a decrease in employee stock-based compensation, plus the relocation of its corporate headquarters to Covington, LA.  Globalstar also accepted a package of economic incentives from the State of Louisiana.

•
Globalstar completed 2010 with a total of 439,253 mobile satellite voice and data subscribers.  This increase was due primarily to the continued success of the SPOT consumer products noted above.  Since the introduction of the SPOT Satellite GPS Messenger product in November 2007, Globalstar has received orders to ship approximately 280,000 SPOT retail devices to over 10,000 SPOT Satellite GPS Messenger points of distribution in North America, Europe, Latin America, Australia, and Southeast Asia.

•
In July the Federal Communications Commission (FCC) announced it was taking steps, “to make additional spectrum available for new investment in mobile broadband networks by promoting flexible use and removing barriers, while ensuring robust mobile satellite capabilities.”  In its Notice of Proposed Rulemaking and Notice of Inquiry the FCC also stated, “three frequency bands that are allocated to the MSS are capable of supporting broadband service,” including the “Big LEO Band from 1610-1626.5 MHz and 2483.5-2500 MHz.”  Globalstar provides services using Big LEO Band global MSS spectrum and expects to take advantage of any such additional flexibility.

Total Revenue, Adjusted EBITDA Loss and Net Loss for the year 2010 were $67.9 million, $8.5 million and $97.5 million compared to $64.3 million, $12.6 million and $74.9 million for 2009, respectively. The increase in revenue was principally driven by increased year over year SPOT and Simplex revenue. The improvement in Adjusted EBITDA was due to the increased revenue and a reduction in cost of services and marketing, general and administrative expenses.  The increased net loss was primarily due to non-cash charges in 2010 for the reduction in the value of equipment ($10.9 million) a reduction in the value of assets ($3.2 million) and derivative losses ($30.0 million).  Globalstar’s consolidated statements of operations and other financial and operating information, for the year ended December 31, 2010, appear later in this press release.

Post 2010 Highlights:

•
In January 2011, Globalstar’s SPOT LLC earned the Innovations Design and Engineering Award from the Consumer Electronics Association after unveiling the all-new SPOT Connect™ satellite communicator for smartphones at this year’s Consumer Electronics Show in Las Vegas.  SPOT Connect provides one-way messaging connectivity using the Globalstar satellite network for sending GPS location-based messages from cities or areas far beyond the range of cellular phone coverage.  By simply downloading the SPOT Connect app, SPOT Connect wirelessly synchs via Bluetooth with smartphone operating systems like Android and Apple’s iPhone.  SPOT Satellite GPS Messenger features are then initiated using the SPOT Connect app on the smartphone device.

•
In February of 2011, Globalstar announced it expects to conduct the next launch of six new second-generation satellites in May 2011 plus two additional launches of six satellites per launch within 60-90 days following the previous launch.

•
In March of 2011 Globalstar announced that the International Bureau of the Federal Communications Commission (FCC) had granted Globalstar conditional authority to operate its second-generation satellites within the United States.  This authority will become effective once Globalstar completes registering the first six new second-generation constellation with France.

“After nearly five years of intense effort, it was with great enthusiasm and excitement that we began initiating the deployment of our new constellation,” said Jay Monroe, Executive Chairman.  “We expect to build momentum throughout the year by launching our satellites and rolling out our new SPOT Connect and other additional products, with the ultimate goal of becoming the world’s premier provider of high quality, reliable mobile satellite voice and data services to commercial, government and retail consumers.”

Chief Executive Officer Peter Dalton added, “Throughout the year, we continued to grow our revenue and our retail customer base while decreasing our operating costs through a number of cost containment initiatives. All of this was done while we continued to solidify our enviable and unique position as the only provider of high value affordable mobile satellite retail consumer devices.  As we continue to launch our second-generation satellites it is our on-going strategy to further develop Globalstar’s lineup of innovative solutions that will further expand the global marketplace for mobile satellite products and services.”

Conference Call Note
The earnings conference call scheduled for today, March 31, 2011 at 4:30 p.m. Eastern Time, will discuss the full year results for 2010.

Details are as follows:
Earnings Call:	Dial: 888.396.2298 (US and Canada), 617.847.8708 (International) and participant pass code #41577879
Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 8:00 p.m. ET on March 31, 2011. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code #27714946

About Globalstar, Inc.
With over 425,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “We expect to build momentum throughout the year by launching our satellites and rolling out our new SPOT Connect product, with the ultimate goal of becoming the world’s premier provider of high quality, reliable mobile satellite voice and data services to commercial, government and retail consumers,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	Year Ended December 31,
	2010	2009	2008
Revenue:
Service revenue	$50,937	$50,228	$61,794
Subscriber equipment sales	17,004	14,051	24,261
Total revenue	67,941	64,279	86,055
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	31,172	36,204	37,132
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	13,182	9,881	17,921
Reduction in the value of equipment	10,862	913	405
Total cost of subscriber equipment sales	24,044	10,794	18,326
Marketing, general, and administrative	41,827	49,210	61,351
Reduction in the value of assets	3,249	—	—
Depreciation, amortization and accretion	27,418	21,862	26,956
Total operating expenses	127,710	118,070	143,765
Operating loss	(59,769)	(53,791)	(57,710)
Other income (expense):
Gain on extinguishment of debt	—	—	41,411
Interest income	424	502	4,713
Interest expense	(5,021)	(6,730)	(5,733)
Derivative loss	(29,975)	(15,585)	(3,259)
Other	(2,730)	665	(4,497)
Total other income (expense)	(37,302)	(21,148)	32,635
Loss before income taxes	(97,071)	(74,939)	(25,075)
Income tax expense (benefit)	396	(16)	(2,283)
Net loss	$(97,467)	$(74,923)	$(22,792)
Loss per common share:
Basic	$(0.34)	$(0.58)	$(0.27)
Diluted	(0.34)	(0.58)	(0.27)
Weighted-average shares outstanding:
Basic	285,316	128,130	85,478
Diluted	285,316	128,130	85,478

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net Loss	$(18,083)	$(33,884)	$(97,467)	$(74,923)

Interest and Derivative Income/(Expense)	$11,006	$(22,230)	$(34,572)	$(21,813)
Income Tax Expense (Benefit)	289	54	396	(16)
Depreciation, Amortization and Accretion	8,254	5,497	27,418	21,862

EBITDA	$(20,546)	$(6,103)	$(35,081)	$(31,264)

Reduction in value of equipment	$10,801	$259	$10,862	$913
Reduction in value of assets	3,249	-	3,249	-
Impairment of equity method investment	-	-	1,903	-
Non-Cash Compensation	882	2,231	1,046	10,576
Research and Development	1,450	15	3,681	4,328
Severance	(96)	177	2,148	1,551
Foreign Exchange and Other Loss/(Income)	(11)	(272)	827	(665)
Other One Time Non Recurring Charges	-	1,720	2,890	1,929

Adjusted EBITDA	$(4,271)	$(1,973)	$(8,475)	$(12,632)

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization and derivative gains/(losses).  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses), R&D costs associated with the development of new consumer products, and certain other one-time charges.  Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Year Ended			Year Ended
	December 31, 2010			December 31, 2009

	Service	Equipment	% of Total	Service	Equipment	% of Total
Revenue
Duplex	$23,294	$2,174	37%	$29,517	$3,086	51%
SPOT	14,756	8,934	35%	9,557	6,561	25%
Simplex	4,583	5,582	15%	3,873	557	7%
IGO	1,140	-	2%	1,191	-	2%
Other	7,164	314	11%	6,090	3,847	15%
	$50,937	$17,004	100%	$50,228	$14,051	100%

Average Subscribers
Duplex	97,708			103,429
SPOT	125,576			80,190
Simplex	120,253			109,044
IGO	60,443			69,940

ARPU
Duplex	$19.87			$23.78
SPOT	$9.79			$9.93
Simplex	$3.18			$2.96
IGO	$1.57			$1.42

Notes:
1.  Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers